Innovex, Inc.       INVX             Q1 2006 Earnings Call      Jan. 17, 2006
     Company      Ticker                       Event Type                Date
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MANAGEMENT DISCUSSION SECTION

Operator: Welcome to today's teleconference. At this time, all participants are in a listen-only mode. Later there will be an opportunity to ask questions during our question-and-answer session. I would now like to turn the program over to your speaker Mr. Murnane. Go ahead, sir.


William Murnane, CEO
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Thank you, Jennifer. Good morning and welcome to our first quarter conference call. With me this morning, as usual, is Tom Paulson, Innovex's Senior Vice President and Chief Financial Officer and Doug Keller, Innovex's Vice President of Finance. Before I get going, I will read our Safe Harbor statement. Except for historical information, the matters discussed in this call are forward-looking statements and involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of worldwide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

To start, I would like to make a few comments on the strategic importance of the recently announced restructuring. Tom Paulson will give more details on the restructuring in his comments as well. Roughly two years ago, we set out to become a low cost manufacturer of flexible circuits within the technology spectrum in which we compete, and made that objective our top priority. The first step in this effort was to build a new state-of-the-art front-end flexible circuit manufacturing facility on our campus in Lamphun, Thailand, which we completed in mid-2005.

Next, we were able to transfer all operation from our Maple Plain, Minnesota manufacturing facility into the new Thailand facility. This transition was completed last month when we ceased manufacturing in Maple Plain, and this transition is now generating annual cost savings of $4 million. We continuously analyze our business for additional cost reduction opportunities and have now identified actions to further leverage our low cost operation in Thailand and continue to reduce our cost structure.

Yesterday afternoon, we announced that all prototyping and high volume manufacturing for new products will be moved to our Thailand manufacturing campus. High volume products that are currently being manufactured in Litchfield, Minnesota will continue to be manufactured there until they reach end of life, which we anticipate to be approximately 12 months from now. During the next 12 months, we will size the work force appropriate in Litchfield, Minnesota to meet the demand for the end of life products. We expect to move all prototyping to our Thailand campus by the end of June 2006. We will immediately begin efforts to sell our metal etching business based in Litchfield, including the facility and equipment to support the metal business. Our metal etching business generates approximately $2 million in the annual revenue. We will continue to own and maintain our overall flexible circuit manufacturing facility in Litchfield, Minnesota and we use it for our new product and process research and development efforts. Once all these actions are completed, we expect annual cost savings of $8 million. We expect to receive the full benefit of these cost savings in March 2007 quarter. Although this decision was extremely difficult emotionally, we believe it is fully in line with our cost leadership strategy and it will provide a competitive advantage as we pursue new business opportunities throughout the world.

I will now turn the call over to Tom Paulson, who will provide additional information on the restructuring and information on the quarter's - on the recent quarter's financials. I will follow Tom with some comments on our December quarter performance and the outlook for the next quarter. Tom?

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Tom Paulson, CFO & SVP
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Thank you Bill. First I will provide additional details on our restructuring efforts and then comment on the first quarter's financials. Total restructuring charges in the first quarter were 9.9 million, 1.8 million of the charges related to the previously announced plan to close Maple Plain and transfer our operations to Thailand. These overall efforts remain on target and the quarterly expected savings of $1 million were fully achieved in the current quarter. The plan to restructure Litchfield Minnesota operations drove the remaining restructuring charge of 8.1 million. The total charges associated with these efforts that we will take over the next 12 months will be up to 13 million.

Restructuring of 8.1 million taken in the first quarter were non-cash asset impairment charges. Additional charges of up to 4.9 million will be taken over the next year. These costs are forecasted to be evenly distributed between severance and facility abandonment costs. Capital spending associated with this plan are expected to be $100,000 or less since full start-to-finish flexible circuit manufacturing capabilities now exist in Asia.

Annual cost savings of approximately 8 million are forecasted once the transition is complete. Based on current and the life forecast for high volume products on Litchfield today, this level of savings will be fully achieved during the second quarter of next fiscal year. Modest savings are expected in the second and third quarters of this fiscal year. We've approximately 800,000 anticipated in the fourth quarter. I'll now move on to discuss first quarter's financials.

Revenue for the first quarter of fiscal 2006 was 50.5 million, which is at the high-end of guidance and represented 6% sequential growth. Revenue excluding pass-through material content was 27.6 million, which was up 9% versus the fourth quarter of fiscal 2005. Revenue from FSA was 56% of total sales, down 6 percentage points versus the fourth quarter while Actuator Flex continued its expected increase to 15% of total sales. Flat Panel Display revenue moved from 15% of total sales in the fourth quarter to 23% in the first quarter. This increase represented sequential quarter-on-quarter growth of over 60%.

The aggressive actions that were taken on many fronts improved operations over the last three quarters of fiscal 2005 in conjunction with savings from the transfer of operations from Maple Plain to Thailand drove - improved the gross margin of 3.5 percentage points versus the September ending quarter to 12.2% of net sales. Operating expenses were 5.4 million in the first quarter. This spending level was flat versus the September ending quarter even after including 200,000 of non-cash expenses for the adoption of FAS 123. The achievement of pre-tax profitability of 200,000 in the quarter excluding restructuring is a very important milestone in our continuing efforts to achieve operating margins of 10%. Cash flow from operations was 11.6 million positive on the strength of improved operations and the negotiations of improved terms from an important customer.

Depreciation was flat versus the fourth quarter at $3 million. Capital spending for the quarter is 1.3 million and we remain confident that capital spending for the year will be within the previous guidance of 10 million. Total debt decreased by over 13 million in the quarter and to a quarter ending level of under 34 million. We maintained a cash balance of over 9 million and have availability of existing credit facilities of over 28 million in Thailand. We continue to forecast positive cash flow from operations over the next three quarters and remain confident that annual cash flow will be adequate to fund - to fully fund capital spending and cash restructuring charges while paying down debt ahead of schedule. Bill will now share further details on the quarter and the future.


William Murnane, CEO
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Thanks Tom. Demand in the first quarter started out a little slower than expected, strengthened as the quarter progressed and finished very strong. We are very pleased that we were able to significantly improve gross margins during the quarter and to have recorded positive earnings excluding the restructuring charges. The operations team performed very well during the quarter, they improved scrap considerably and made strong efficiency gains, which were the two main drivers behind our gross margin improvement. FSA revenue declined 4% over the previous quarter to 28.3 million or 56% of total revenue.

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Current customer forecast indicate FSA demand will remain strong in the first half of the March quarter and then begin to decline in the second half of the March quarter. Our flat panel display revenue increased 61% over the previous quarter to a 11.6 million or 23% of total revenue. We expect flat panel display demand to decrease modestly in the March quarter due to seasonality. Actuator Flex Circuit or AFC revenue increased 15% over the previous quarter to 7.6 million or 15% of total revenue. AFC growth was generated by strong demand for notebook products and from the ramp up of next generation AFC programs. We expect AFC revenue to continue to grow in the March quarter as we pick up market share in conjunction with the ramp up of next generation hard disk drive products. We remain confident that our AFC business will grow considerably in fiscal 2006. We also remain confident that the AFC growth will offset the decline in our FSA business.

Stacked memory revenue declined over the previous quarter to 1.2 million or approximately 2.5% of revenue. We expect stacked memory demand to be relatively flat in the March quarter. Overall outlook for the March quarter, we expect demand for the quarter to be steady and strong - excuse me, demand as we enter the quarter is steady and strong. Given that we typically experience the seasonal decline in the March quarter, we are forecasting slightly lower revenue between 45 and 48 million for the quarter. We expect revenue excluding the pass-through material content for the March quarter to be between 25 and 27 million. In spite of the lower revenue, we are forecasting gross profit and operating income in the March quarter to be similar to the December 2005 quarter just completed as a result of improved operation.

The overall outlook for 2006 for the balance of 2006, fiscal 2006 - excuse me, once again we would like to remind our shareholders that we will see a transition in our business in fiscal 2006. We will see the 80-gigabyte per platter FSA product go end of life during the year. We now anticipate the 80-gigabyte per platter product will begin to decline in the second half of the current quarter. Although the 80-gigabyte per platter FSA products will go end of life, we have additional next generation FSA product that should run at reasonable volumes throughout fiscal 2006 and should allow us to maintain the significant yet smaller FSA business. In addition we are qualified on the number of next generation AFC products that are currently ramping to high volumes giving us a natural hedge as the hard disk drive industry transitions to the next generation of technology.

As I stated earlier, we remain confident that the AFC growth will offset the decline in our FSA business. We continue to perform well on current flat panel display products and gain qualifications on new flat panel display products. We expect our flat panel display business to remain steady throughout fiscal 2006 with the modest ups and downs along the way due to seasonality. We are progressing well on a number of product development efforts that are targeted at the Inkjet printer, mobile phone and stacked memory market. Success in any one of these products will generate very significant growth for Innovex. We do not anticipate these products will generate significant revenue in fiscal 2006, but we certainly do hope to make important product qualification announcements in fiscal 2006 followed by considerable revenue growth in fiscal 2007. We expect to continue to improve gross, operating and net margins throughout fiscal 2006 as we gain additional cost benefits from the ramp up of our new front-end factory in Thailand from our recently announced restructuring and from our focused cost reduction efforts. Last and most importantly, as Tom stated, we expect to continue to generate positive operating cash flow in fiscal 2006. Also as Tom stated, we will have more than adequate cash flow to fund all of our capital expenditures and meet our principal and interest obligations on our bank loans. We planned to use our excess free cash flow to pay down additional debt. Before I open up the line for questions, I would like to make one more last comment related to the risks associated with our restructuring and moving the balance of our prototype and high volume operations to Thailand.

Over a year ago, when we moved our Maple Plain operations to Thailand or announced that we are moving our Maple Plain operations to Thailand we needed to build and staff a brand new factory from the scratch. We had to invest approximately $15 million in new plant and equipment. Moving our Maple Plain operations also required us to requalify almost every product we were making in the new factory. For this move that we are currently looking, the factory already exists, it required almost no capital investments and all high-volume production products are already qualified in the factory. The bottom line that we should generate $8 million in annual savings, doubled the amount we saved by moving Maple Plain with significantly less risk. Jennifer, we will now open the lines for questions.

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QUESTION AND ANSWER SECTION

Operator: Sure. At this time, if you would like to ask a question, please press the star and one on your touchtone phone. You may withdraw your question at anytime from the queue by pressing the pound key. Again, please press the star and one if you would like to ask a question. We will take our first question from Rich Kugele from Needham & Company. Go ahead, sir.

Q - Rich Kugele>: Thank you. Good morning. I guess, first, can you just remind us how the margins, the gross margins compare on the AFC business versus the FSA business - with the understanding that there is lot of pass through on the FSA, but on the non-pass through keys how do those margins compare?

A - Tom Paulson>: The AFC margins are higher. Richard, rather not comment on exactly how much higher perhaps some customers listening on the conference call. But, on an overall basis the margins on the AFC products are higher than the FSA products.

Q - Rich Kugele>: Okay. And as you look out nine to 12 months, you've had a lot of restructurings obviously you have had some success reducing your costs, but when you look at the Litchfield move being completed, how should we think about a SG&A or R&D type of percentages of sales?

A - Tom Paulson>: I think we anticipate that SG&A will come down as you look down 12 months below. We aren't really calculating a lot of that into the cost savings. Cost savings that we are talking about are primarily of the cost of goods sold, but there should be some level of SG&A savings associated with that move. Especially if you look down 12 months or so.

A - William Murnane>: Yes. If you look at the 8 million, Rich, this is a directional number for about 80 to 85% of the 8 million will hit the gross margin line, the rest will hit the operating expense line.

Q - Rich Kugele>: Okay that's helpful. And then I guess finally, that this is going to be another transition year, but you should have your cost structure exceeding the year completed. As you look into fiscal 2007, what do you think the fastest of the three growth areas that you have been highlighting in the past between the LCD and the AFC and the stacked memory, which of those three do you think is going to be the greatest driver?

A - William Murnane>: At this point in time, Rich, we actually hit a milestone on the inkjet printer cartridge product. In that we now have 100% confidence that our product that we have developed works and can pass all tests that will be put at from a reliability standpoint. So, given that situation there and given the state of the printer business worldwide, I would say that probably has the greatest chance. I will say that it's going to work out that way, but with our crystal ball today that would probably have the greatest chance of being successful next fiscal year.

Q - Rich Kugele>: Okay. Thank you very much.

A - William Murnane>: You are welcome.

Operator: Thank you. We will take our next question from Christina Schwab from Craig-Hallum. Go ahead, ma'am.

Q - Christian Schwab>: It's Christian actually. But, following up on Richard's question Tom, what is the operating model, target operating model is going to look like in March of 2007, when all our cost structure initiatives are in place?

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A - William Murnane>: The easiest way to think about that Christian would be that, if you look at, if nothing else changed and our mix of business stayed the same, that $8 million of saving would improve our margin structure by about 400 basis points. So, - and as you know, I mean, that would take us - that take us, getting - heading down the path of where we want to get to, but we still aren't
- on that basis, we still aren't towards 20% gross margin structure, ideally with other improvements of somewhere in the 16% range or so. But our objective is still to get to that 20% gross margin level and 10% operating margins.

Q - Christian Schwab>: Right. So, at that point, March of 2005, you would kind of be running depending upon rounding kind of the 5 to 6% operating margin levels, is that fair?

A - Tom Paulson>: That's fair.

Q - Christian Schwab>: Thanks. And can you remind us, in fact, about the entrepreneur market opportunity for a long time, there is only two significant players, there are customers to target and one significant competitor. So, what would be the opportunity in 2007? Can you just remind us of the revenue and gross margin opportunity there?

A - William Murnane>: Well, Christian, we, I don't think, have guided any revenue there. We do think that both of the big players in that market today have sizable business. We do think we have got a reasonable market share from a potential customer, which would be 20 or 25%. We don't think there would be anything much smaller than that and the margins are probably in line with our targeted gross margins, probably the best I can tell, we are not going to - we don't disclose product gross margins, but they will be very respectable. That's probably the best I can do.

Q - Christian Schwab>: Right, greater than 20% so?

A - William Murnane>: Perhaps.

Q - Christian Schwab>: And then, the flat panel display, you talked about typical seasonality, that business really has been, in my opinion, experienced typical seasonality. So, can you just walk through what typical seasonality would be expected out of that business?

A - William Murnane>: It's actually similar to the hard disk drive industry is
- typically, the December quarter is the strongest and then we see some decline in March and June, and then we see the seasons, the holiday seasons pick up begin again. It's not as strong as we have experienced in the disk drive industry, but we have now - we haven't been in the business for that long, it's longer than three years now, and in high volumes for a little over a year. But our experience is it's similar, perhaps not as extreme as the hard disk drive.

Q - Christian Schwab>: And then one last question, is there any risk in your business with Maxtor with the acquisition of them, potentially by Seagate and they have been - I think you are the number one market supplier of actuator flex to them. Is there any - can you give us your opinion of risk assessment there?

A - William Murnane>: Yes, I think we view that as relatively neutral for us. I think everyone knows Maxtor and Seagate are two of our largest customers. We have great relationships with both. We have a number of product qualifications with both and we think - we certainly don't expect that to be bad news for us. We don't know that it will present much of a big upside, we think it will be relatively neutral to us relative to the plan that we have in place for next year and beyond.

Q - Christian Schwab>: Great, one last question, another year of - kind of cost restructuring phase of your company, can you give us any type of - I mean is the growth phase of this business really dependant upon actuator flex?

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A - William Murnane>: Well, I think, number one, the growth phase of this business is dependant upon having the right cost structure and that has been our objective for the last two years and although it requires some significantly heavy investing, we are feeling really good about the end of this process. We are now on the down slope and we have got a low-cost operating model that we can leverage the heck out off, and we weren't really interested in trying to leverage that operating model and now, we have a good one and in fact I think, hopefully everyone can see now, we can really leverage this thing, that is going to only open up more doors, make us more competitive and allow us to grow certainly from the new product standpoint, the three areas we mentioned are where we are focusing our energy. Now that we think there is a incremental business that we are going to be able to go after with this new low cost operation, really being ready to go in Thailand.

Q - Christian Schwab>: And I am sorry. The capacity that you have in Thailand facility Tom, and what kind of quarterly or yearly revenue and I know it is kind of would depend upon mix etc., etc. So, give us a kind of a Mack truck?

A - William Murnane>: I will take that Christian. A lot of it depends on the mix. So - but from a revenue ex pass-through we think we can probably get off into this 50 million per quarter range, so we have got a fair amount of capacity available. The overall revenue depends on how much material pass-through we have in the products, so it is better to focus on revenue ex pass-through. And even that is somewhat subject to products but we are - I would say we have got certainly 40 and probably $50 million on a quarterly basis.

Q - Christian Schwab>: And where are you, William, currently?

A - Tom Paulson>: In the high-20s.

Q - Christian Schwab>: Great, thank you.

Operator: Again, if you would like to ask a question please press the star and one on your touchtone phone. We will take our next question from [indiscernible] go ahead.

Q>: Hi.

A - William Murnane>: Good morning.

Q>: How you are doing Bill? Couple of questions, first - two questions actually. Can you just take me through the process a little bit in inkjet cartridge business, if you are going to potentially get revenues in '07, what happens now and what happens between now and then, I guess?

A - William Murnane>: Certainly, I think we are in a position now where as I said before, we are a 100% positive, we have a product that works, the next step is to work out business terms with a potential customer and really agree to move forward. If we can work those business terms out, which we hope to do in the next three or so months, then we would begin a qualification process and we think that is a nine to 12 month process, because there is a number of iteration that just have a fixed amount of time because the circuit that we may have to run through a certain qualification process at a reasonable volume. Just to make sure that there is nothing that was missed in the reliability testing. So, that is why we have got - we have to - we are going to - it is going to take the balance of this fiscal year to work through all of that.

Q>: So, the first time that little on me [indiscernible] somebody's product would be this time next year?

A - Tom Paulson>: Yes, I think certainly in fiscal 2007, if it was 2006 was just too quick and we think based on what we know today.

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Q>: Another question I had, obviously cash flow was enhanced by the equational receivables, was that just one customer was it multiple customers that accounted for the increase in cash?

A - Tom Paulson>: It is just one customer.

Q>: Thank you. And I guess that is all I have.

Operator: There are no further questions in queue.

A - William Murnane>: Okay, thanks Jennifer, thanks everyone for joining us this morning, we look forward to speaking with you again next quarter. Have a great day.

Operator: This concludes today's teleconference, please disconnect at this time.

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